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CONSENT OF KPMG LLP

The Board of Directors and Shareholders
Zebra Technologies Corporation:

        We consent to incorporation by reference in this registration statement on Form S-8 of Zebra Technologies Corporation of our report dated February 1, 2002, except as to Note 17, which is as of March 13, 2002, with respect to the consolidated balance sheets of Zebra Technologies Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of earnings, comprehensive income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, and the related schedule, which report appears in the December 31, 2001 annual report on Form 10-K of Zebra Technologies Corporation.

                      /s/ KPMG LLP

Chicago, Illinois
December 16, 2002

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CONSENT OF KPMG LLP